John W. Hlywak, Jr. (Investors)           Jay Higham (Media/Physicians)
Senior Vice President & CFO               Senior Vice President of Marketing
IntegraMed America, Inc.                  IntegraMed America, Inc.
(914) 251-4143                            (914) 251-4127
email:  jhlywak@integramed.com            email:jayhigham@integramed.com
Web Address:  http://www.integramed.com

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
(212) 838-3777

Bruce Voss (bvoss@lhai.com)
(310) 691-7100
 www.lhai.com

 INTEGRAMED AMERICA CONTRACTS WITH LEADING SOUTHERN CALIFORNIA FERTILITY CENTER


Purchase, NY, March 11, 2004 - IntegraMed America, Inc. (Nasdaq: INMD) today announced an agreement with the Reproductive Partners Medical Group, Inc. ("Center"), a leading Southern California fertility center, to offer IntegraMed Shared Risk Refund(TM) service to the Center's patient population. Under the terms of the agreement, the Center joins IntegraMed's growing national network and has access to the Company's inventory of patient and business services. With five locations from Beverly Hills down the coast to La Jolla, the Center effectively opens the second largest market for fertility services in the United States to IntegraMed.

The Center has been serving the Southern California marketplace for 15 years and is one of the leading fertility groups in the United States. Led by Bill Yee, MD, David R. Meldrum, MD, Gabriel Garzo, MD, Gregory F. Rosen, MD, Denise L. Cassidenti, MD and Arthur L. Wisot, MD, the Center offers comprehensive evaluation and practical treatment of all aspects of infertility care. The Center is nationally recognized for their pioneering work in helping infertile couples. The physicians and the IVF Program are considered among the best by publications such as PEOPLE Magazine, Redbook's "Outstanding Fertility Centers," Good Housekeeping's "Best Doctors for Women," Center for the Study of Services' "Guide To Top Doctors," and Castle Connolly's "America's Top Doctor's Guide".

Under the terms of the agreement, IntegraMed is committed to providing the Center with access to patient and business service offerings. Initially, the focus is on the Company's patient-oriented offerings including the IntegraMed Shared Risk Refund(TM) program and the Company's Internet marketing services. In addition, the Center has the right to access a full portfolio of other products and services that the Company makes available to its growing network of affiliated fertility centers.

                                    - more -

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"Southern California is a burgeoning marketplace for fertility services on the
West Coast, indeed, for the entire U.S.," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "Previously this year we announced our intention to increase West Coast network development efforts. Clearly, one of the leading fertility centers on the West Coast is Reproductive Partners Medical Group. Not only do they perfectly epitomize the kind of group we like to affiliate with, but they will help us to penetrate one of the largest fertility markets in the country. Together with our other large fertility center client in the region, we now offer access to 14 of the top fertility physicians in the U.S., in 10 locations throughout Southern California. This depth of talent and geographic distribution provides us with a commanding presence in the marketplace."

"The fertility field is a rapidly evolving specialty of medicine that demands access to sophisticated technology and equipment," said Bill Yee, MD, president of Reproductive Partners Medical Group, Inc. "We have noted IntegraMed's growing reputation of helping leading fertility centers across the U.S. with gaining access to the resources they and their patients need to be as successful as possible in treating infertility. My partners and I believe that an Affiliation with IntegraMed will be good for our patients and for our practice as we seek to continue our leadership position in this field."

IntegraMed's network is now comprised of 23 contracted fertility centers. These centers employ 133 physicians and PhD scientists in 74 locations across the United States. They account for over 20% of total IVF volume performed in this country and report success rates for IVF treatment in women less than age 35 higher than the national average on a consolidated basis. We believe this makes IntegraMed the leader in providing services to both consumers and medical providers in the fertility field.

IntegraMed, based in Purchase, NY, offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of March 11, 2004 and IntegraMed undertakes no duty to update this information.

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